AMERICAN AXLE & MANUFACTURING HOLDINGS, INC.
Executive Officer Severance Plan
1.    Purpose. The purpose of the American Axle & Manufacturing Holdings, Inc. Executive Officer Severance Plan (the “Plan”) is to advance the interests of American Axle & Manufacturing Holdings, Inc. (the “Company,” and together with its subsidiaries, the “Company Group”) and its shareholders by providing financial protection to selected executive officers and certain other employees as determined by the Administrator in its sole discretion from time to time upon termination of a participant’s employment in specific circumstances and to attract and retain talent.
2.    Definitions. For purposes of the Plan, the following words and phrases have the meanings specified below:
2.1    “Accountants” has the meaning set forth in Section 9.2.
2.2    “Administrator” has the meaning set forth in Section 3.
2.3    “Base Salary” with respect to a Participant means the rate of annual base salary paid to the Participant by the Company Group immediately preceding the Participant’s Date of Separation. However, any base salary reductions in effect at the Participant’s Date of Separation that are part of a broad-based program will be excluded for purposes of determining Base Salary.
2.4    “Benefit Continuation” has the meaning set forth in Section 6.2(d).
2.5    “Board” means the Board of Directors of the Company.
2.6    “Bonus” with respect to a Participant means the target annual bonus amount for the year in which the Participant’s Date of Separation occurs. However, any reductions in target annual bonus in effect at the Participant’s Date of Separation that are part of a broad-based program will be excluded for purposes of determining Bonus.
2.7    “Cause” means with respect to a Participant, unless otherwise defined in the employment agreement of the Participant, any of the following: (a) the Participant’s willful and continued failure or refusal to perform the duties reasonably required of him or her to the Company Group; (b) the Participant’s conviction of, or plea of nolo contendere to any felony or another crime involving dishonesty or moral turpitude or which reflects negatively upon the Company Group or otherwise impairs or impedes its operations; (c) the Participant’s engagement in any willful misconduct, gross negligence, act of dishonesty, violence or threat of violence (including any violation of federal securities laws) that is injurious to the Company Group; (d) the Participant’s material breach of any applicable agreement with or policy of the Company Group; (e) the Participant’s material failure to comply with any applicable laws and regulations or professional standards relating to the business of the Company Group; or (f) any other misconduct by the Participant that is injurious to the financial condition or business reputation of the Company Group.

2.8     “Code” means the Internal Revenue Code of 1986, as it may be amended from time to time and as interpreted by regulations and rulings issued pursuant to the Code.  Any references to a specific provision shall be deemed to include references to any successor Code provision.
2.9    “Committee” means the Compensation Committee of the Board.
2.10    “Covered Payments” has the meaning set forth in Section 9.1.
2.11    “Date of Separation” means, with respect to a Participant, the date on which a Participant incurs a termination of employment that is a “separation from service” within the meaning of Section 409A of the Code.
2.12    “Effective Date” has the meaning set forth in Section 17.
2.13    “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, or any successor act thereto.
2.14    “Excise Tax” has the meaning set forth in Section 9.1.
2.15    “Good Reason” means any one or more of the following actions or omissions:
(a)    any material reduction in a Participant’s annual base salary or bonus opportunity as in effect immediately prior to the reduction other than as part of a broad-based program applicable to other Participants; or
(b)    the relocation (other than by mutual agreement) of the office at which the Participant is to perform the majority of his or her duties to a location more than 50 miles from the location at which the Participant performed such duties prior to the relocation;
provided, however, that the Participant must provide the Company with (a) 45 days advance notice of termination in writing and (b) notice of the conduct that is the basis for the potential Good Reason termination in writing within 90 days of its initial existence, and such notice shall describe the conduct the Participant believes to constitute Good Reason. The Company shall have 30 days to cure such conduct upon receipt of the notice of termination from the Participant. If the Company cures the conduct that is the basis for the potential termination for Good Reason within such 30-day period, the Participant’s notice of termination shall be deemed withdrawn. If the Participant does not give notice to the Company as described in this Section 2.15 within 90 days after an event giving rise to Good Reason, the Participant’s right to claim Good Reason termination on the basis of such event shall be deemed waived.
2.16    “Participant” has the meaning set forth in Section 4.
2.17     “Plan” means this Executive Officer Severance Plan, as described in this document and as amended from time to time.
2.18    “Release” has the meaning set forth in Section 7.

2.19    “Severance Multiple” means the number applicable to a Participant’s position as set forth on Exhibit A, as amended from time to time.
2.20    “Severance Period” has the meaning set forth in Section 6.2.
3.    Administration. The Plan shall be administered by the Committee (the “Administrator”). Subject to the provisions of the Plan, the Administrator shall have exclusive authority to interpret and administer the Plan, to establish, amend and rescind appropriate rules and regulations relating to the Plan, to delegate some or all of its authority under the Plan to the extent permitted by law, and to take all such steps and make all such determinations in connection with the Plan and the benefits granted pursuant to the Plan as it may deem necessary or advisable. Any decision of the Administrator in the interpretation and administration of the Plan, as described herein, shall lie within its sole and absolute discretion and shall be final, conclusive and binding on all parties concerned. Except to the extent it would violate applicable law or rules, the Administrator may delegate all or a portion of its authority for administering the Plan to an officer or officers of the Company. To the extent so delegated, the term “Administrator” hereunder shall be deemed to refer to such officer or officers. The Administrator shall take such actions it deems necessary or desirable to ensure that such officer or officers have sufficient and appropriate authority for carrying out the intent and purpose of the Plan.
4.    Eligibility. The participants under the Plan shall be limited to (i) executive officers of the Company, other than those executive officers who have an employment agreement or other separate arrangement providing for severance benefits upon a termination of employment (the “Executive Officer Participants”) and (ii) certain other employees of the Company Group as determined by the Administrator in its sole discretion from time to time (the “Associate Participants” and, together with the Executive Officer Participants, the “Participants”). Individuals who qualify under the definition of Executive Officer Participant under this Section 4 shall automatically, without any independent action by the Administrator, become eligible to and shall participate in the Plan as Participants as of such date. In the event that an individual no longer meets the definition of Executive Officer Participant, he or she shall automatically, without any independent action by the Administrator, no longer be eligible to participate in the Plan and such individual’s participation shall automatically, without any independent action by the Administrator, be terminated as of such date, subject to Section 15 of the Plan; provided, that for the avoidance of doubt, the Administrator may in its sole discretion elect to designate such individual as an Associate Participant. The Administrator from time to time in its sole discretion shall select and notify any employees of the Company who will participate as Participants in the Plan. Individuals who are designated by the Administrator as Associate Participants in accordance with this Section 4 and who undergo a change in title or job grade other than for reason of a promotion shall automatically, without any independent action by the Administrator, no longer be eligible to participate in the Plan and such individual’s participation shall automatically, without any independent action by the Administrator, be terminated as of such date, subject to Section 15 of the Plan; provided, that for the avoidance of doubt, the Administrator may in its sole discretion elect to treat any such individual differently in accordance with the terms of the Plan.
5.    No Effect on Equity Awards. The Plan does not alter or amend any vesting or other terms and conditions of any equity-based compensation awards under the Company’s equity incentive compensation plans (including, but not limited to, the Company’s 2012 Omnibus Incentive Plan or 2018 Omnibus Incentive Plan), which shall be governed by the terms and conditions set forth in the equity incentive compensation plans and separate written grant agreements.
6.    Severance Benefits.
6.1    No severance benefits shall be payable under the Plan unless the Participant’s employment with the Company is involuntarily terminated by the Company without Cause or by the Participant’s resignation with Good Reason (a “Qualifying Event”). For the avoidance of doubt, if in connection with a transaction or series or combination of transactions (i) a Participant’s employment transfers to an acquiror or its affiliate or (ii) a Participant is offered a comparable position with an acquiror or its affiliate with a level of compensation no less than and benefits comparable to that enjoyed by the Participant immediately prior to the closing of the applicable transaction, then a termination from the Company Group shall not constitute a Qualifying Event for purposes of the Plan. In the event of a Change in Control (as defined in the Company Change in Control Plan), the Company Change in Control Plan or, if applicable, the terms provided under the Participant’s employment agreement, shall apply.
6.2    Upon a Qualifying Event, subject to the provisions of the Plan (including compliance with the Restrictive Covenants) and timely execution and nonrevocation of a Release, the Participant shall receive the following benefits:
(a)    Severance. A cash amount equal to the Participant’s Base Salary plus Bonus multiplied by the applicable Severance Multiple, payable in a lump sum on the 60th day following the Date of Separation;
(b)    Annual Bonus. Any unpaid annual bonus for any completed performance year immediately preceding the year in which the Qualifying Event occurs as determined based on actual performance, payable to the Participant on the date such bonus would have been paid had the Participant remained employed with the Company, but in no event later than March 15th of the year in which the Qualifying Event occurs, notwithstanding anything to the contrary in an applicable plan or award document;
(c)    Pro rata Annual Bonus. A cash amount equal to the annual bonus for the performance year in which the Qualifying Event occurs, determined based on actual performance and then prorated based on the number of days in such performance year elapsed through the date of the Qualifying Event, payable to the Participant on the date such bonus would have been paid had the Participant remained employed with the Company, but in no event later than March 15th of the year following the year in which the Qualifying Event occurs, notwithstanding anything to the contrary in an applicable plan or award document;
(d)    Medical Coverage. Upon a Qualifying Event, the Participant (and his or her eligible dependents) shall be entitled to continued participation in the Company’s medical plans, as in effect from time to time, at then-existing participation and coverage levels for active similarly situated employees (the “Benefit Continuation”) for the number of months equal to 12 multiplied by the applicable

Severance Multiple (the “Severance Period”). In the event that such Benefit Continuation is not permitted or advisable or the Company, in its sole discretion, elects, in lieu of Benefit Continuation, the Company shall pay to the Participant a cash amount (in the Company’s determination) equal to the then-current difference between the Participant’s monthly medical insurance cost immediately prior to the applicable Qualifying Event and the monthly cost for COBRA multiplied by the number of months remaining in the Severance Period, payable in three separate semi-annual installments. Any obligation to provide Benefit Continuation or payment in lieu of such Benefit Continuation shall cease upon the earlier of (i) the Participant becoming eligible to receive group health benefits under a program of a subsequent employer or (ii) the Participant not complying with the provisions of this Plan. For the avoidance of doubt, the Participant (and his or her eligible dependents) shall be responsible for paying all employee contributions, deductibles and other cost-sharing items under such plans. Nothing in this Section 6.2 shall be construed to impair or reduce a Participant’s rights under COBRA or other applicable law.
(e)    Outplacement. The Participant shall be entitled to reimbursement for outplacement service costs incurred (which shall include appropriate itemization and substantiation of expenses incurred) during the period from the Participant’s Date of Separation through the end of the applicable Severance Period, subject to a maximum amount of $20,000; provided, that such claims for reimbursement are submitted to the Company within 90 days following the date of invoice.
All payments under this Section 6.2 are subject to the Participant executing the Release and the Release becoming effective and irrevocable in its entirety. If the Release does not become effective and irrevocable prior to the 60th day following the Date of Separation, the Company shall have no obligation to make any payments or provide benefits pursuant to the Plan.
6.3    General. Nothing in this Section 6 shall be construed to impair or reduce a Participant’s right to any other accrued but unpaid compensation or benefits nor create a right or entitlement to any additional senior executive retirement benefit.
7.    Release and Restrictive Covenant.
7.1    Release. A Participant shall only be entitled to receive the payments and benefits pursuant to Section 6 if he or she shall have executed and delivered (and not revoked) a release of claims against the Company (and its officers, directors, employees, affiliates, stockholders, etc.) substantially in the form attached hereto as Exhibit B (the “Release”), and such Release is in full force and effect by the 60th day following the Date of Separation. Should the Participant revoke all or any portion of the Release within any allowed revocation period, then the Participant will be treated hereunder as if he or she did not execute the Release.
7.2    Restrictive Covenant. During the Severance Period, the Participant shall not, without the prior written consent of the Company, directly or indirectly, and whether as principal or investor or as an employee, officer, director, manager, partner, consultant, agent or otherwise, alone or in association with any other person, firm, corporation or other business organization, carry on a business competitive with the Company in any geographic area in which the Company Group has engaged in business, or is reasonably expected to engage in business during such Severance Period (including, without limitation, any area in which any customer of the Company Group may be located); provided, however, that nothing herein shall limit the Participant’s right to own not more than 1% of any of the debt or equity securities of any business organization that is then filing reports with the Securities and Exchange Commission pursuant to Section 13 or 15(d) of the Exchange Act (the “Restrictive Covenant”). For the avoidance of doubt, (i) amounts payable pursuant to Section 6.2 are consideration for the Participant’s compliance with this Restrictive Covenant and (ii) the Restrictive Covenant shall be effective for the full Severance Period irrespective of whether any payments under Section 6.2 are terminated prior to the end of the Severance Period.
7.3    Breach. If a Participant breaches any provision of the Release or the Restrictive Covenant, the Administrator may determine that the Participant (i) will forfeit any unpaid portion of the payments provided pursuant to the Plan and (ii) will repay to the Company any amounts previously paid to him or her pursuant to the Plan.
8.    No Funding. Nothing herein contained shall require or be deemed to require the Company to segregate, earmark or otherwise set aside any funds or other assets to provide for any payments made hereunder. The rights of any Participant under the Plan shall be solely those of a general creditor of the Company. However, in the event the Company foresees payment under the Plan, the Company may deposit cash or property, or both, equal in value to all or a portion of the benefits anticipated to be payable hereunder for any or all Participants into a trust, the assets of which are to be distributed at such times as are otherwise provided for in the Plan and are subject to the rights of the general creditors of the Company.
9.    Section 280G.
9.1    Notwithstanding any other provision of the Plan or any other plan, arrangement or agreement to the contrary, if any of the payments or benefits provided or to be provided by the Company or its affiliates to a Participant or for the Participant’s benefit pursuant to the terms of the Plan or otherwise (“Covered Payments”) constitute parachute payments within the meaning of Section 280G of the Code and would, but for this Section 9, be subject to the excise tax imposed under Section 4999 of the Code (or any successor provision thereto) or any similar tax imposed by state or local law or any interest or penalties with respect to such taxes (collectively, the “Excise Tax”), then the Covered Payments shall be payable either (i) in full or (ii) reduced to the minimum extent necessary to ensure that no portion of the Covered Payments is subject to the Excise Tax, whichever of the foregoing (i) or (ii) results in the Participant’s receipt on an after-tax basis of the greatest amount of payments and benefits after taking into account the applicable federal, state, local and foreign income, employment and excise taxes (including the Excise Tax). Any such reduction shall be made by the Company in its sole discretion consistent with the requirements of Section 409A of the Code.
9.2    Any determination required under this Section 9 shall be made in writing in good faith by the accounting firm that was the Company’s independent auditor immediately before the Qualifying Event (the “Accountants”). The Company and the Participant shall provide the Accountants with such information and documents as the Accountants may reasonably request in order to make a determination under this Section 9. The Company shall be responsible for all fees and expenses of the Accountants.
10.    Section 409A. Notwithstanding anything to the contrary contained in the Plan, the payments and benefits provided under the Plan are intended to comply with or be exempt from Section 409A of the Code, and the provisions of the Plan shall be interpreted or construed consistently with that intent. The Administrator may modify the payments and benefits under the Plan at any time solely as necessary to avoid adverse tax consequences under Section 409A; provided, however, that this Section 10 shall not create any obligation on the part of the Administrator to make such modifications or take any other action.
10.1    It is intended that the terms “termination” and “termination of employment” as used herein shall constitute a “separation from service” within the meaning of Section 409A.
10.2    Anything in the Plan to the contrary notwithstanding, each payment of compensation made to a Participant shall be treated as a separate and distinct payment from all other such payments for purposes of Section 409A.
10.3    In no event may a Participant be permitted to control the year in which any payment occurs.
10.4    Anything in the Plan to the contrary notwithstanding, if a Participant is a “specified employee” (within the meaning of Treasury Regulation Section 1.409A-1(i)) on the date of the Participant’s termination of employment, then any payment or benefit which would be considered “nonqualified deferred compensation” within the meaning of Section 409A that the Participant is entitled to receive upon the Participant’s termination of employment and which otherwise would be payable during the six-month period immediately following the Participant’s termination of employment will instead be paid or made available on the first day of the seventh month following the Participant’s termination of employment (or, if earlier, the date of the Participant’s death).
10.5    With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Section 409A: (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit; (ii) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year; and (iii) such payments shall be made on or before the last day of the Participant’s taxable year following the taxable year in which the expense occurred, or such earlier date as required hereunder.
11.    Clawback. Any amounts payable under the Plan are subject to any policy providing for clawback, recoupment or recovery of amounts that were paid to the Participant as established from time to time by the Committee. The Company shall make any determination for clawback, recoupment or recovery in its sole discretion and in accordance with any such policy and applicable law or regulation.
12.    Withholding. The Company shall be entitled to withhold from payments to or on behalf of the Participant taxes and other authorized deductions.

13.    Governing Law. The Plan shall be construed, interpreted and governed in accordance with the laws of the State of Michigan, without giving effect to the principles of conflicts of law.
14.    Effect on Other Plans. The Plan supersedes in all respects any other severance benefit plans, arrangements or policies of the Company that apply to Participants upon a Qualifying Event, but does not supersede (i) employment agreements between an employee and the Company Group and (ii) to the extent applicable, the Company Executive Officer Change in Control Plan. No Participant shall be eligible to receive severance benefits under more than one severance arrangement of the Company (whether through an employment agreement or a benefit plan) at any time. Notwithstanding the foregoing, the Company and the Board reserve the right to adhere to other policies and practices that may be in effect for other groups of employees.
15.    Amendment, Modification and Termination. The Plan (including Exhibit A) may be modified, amended or terminated at any time by the Administrator without notice to Participants.
16.    No Employment Rights. Neither the Plan nor the benefits hereunder shall be a term of the employment of any employee, and the Company Group shall not be obligated in any way to continue the Plan. The terms of the Plan shall not give any employee the right to be retained in the employment of the Company Group.
17.    Effective Date and Term. The Plan shall become effective as of April 10, 2018 (the “Effective Date”).

Exhibit A

Severance Multiples

Participants	Applicable Severance Multiple
Business Unit Presidents VP/CFO VP-HR VP- Controller	1.5
Other Executive Officer Participants	1

For any Executive Officer Participant whose role is not identified above or employee designated as an Associate Participant by the Administrator, the Administrator shall determine the applicable Severance Multiple at the time such employee becomes eligible to participate in this Plan.

For the avoidance of doubt, notwithstanding an employee’s title being listed on the chart, such employee is not eligible to participate in this Plan if he or she is subject to an employment agreement providing for severance benefits.

Exhibit B

Form of Release
FORM OF WAIVER AND MUTUAL RELEASE
This Waiver and Mutual Release, dated as of                   (this “Release”), by and between [NAME] (the “Participant”) and American Axle & Manufacturing Holdings, Inc., a Delaware corporation (the “Company”).
WHEREAS, the Participant participates in the Company’s Executive Officer Severance Plan (the “Plan”); and
WHEREAS, pursuant to Section 7 of the Plan, the Participant has agreed to execute and deliver a release and waiver of claims of the type and nature set forth herein as a condition to his or her entitlement to certain payments and benefits upon a Qualifying Event (as defined in the Plan), effective as of                   (the “Termination Date”).
NOW, THEREFORE, in consideration of the premises and mutual promises herein contained and for other good and valuable consideration received or to be received in accordance with the terms of the Plan, the Participant and the Company agree as follows:
1.    Return of Property. On or prior to the Termination Date, the Participant represents and warrants that he or she will return all property made available to him in connection with his or her service to the Company, including, without limitation, credit cards, any and all records, manuals, reports, papers and documents kept or made by the Participant in connection with his or her employment as an officer or employee of the Company and its subsidiaries and affiliates, all computer hardware or software, cellular phones, files, memoranda, correspondence, vendor and customer lists, financial data, keys and security access cards.
2.    Participant Release.
(a)    In consideration of the payments and benefits provided to the Participant under the Plan and after consultation with counsel, the Participant and each of the Participant’s respective heirs, executors, administrators, representatives, agents, successors and assigns (collectively, the “Participant Parties”) hereby irrevocably and unconditionally release and forever discharge the Company and its subsidiaries and affiliates and each of their respective officers, employees, directors, shareholders and agents (“Company Parties”) from any and all claims, actions, causes of action, rights, judgments, obligations, damages, demands, accountings or liabilities of whatever kind or character (collectively, “Claims”), including, without limitation, any Claims under any federal, state, local or foreign law, that the Participant Parties may have, or in the future may possess, arising out of (i) the Participant’s employment relationship with and service as an employee, officer or director of the Company, and the termination of such relationship or service, and (ii) any event, condition, circumstance or obligation that occurred, existed or arose on or prior to the date hereof; provided, however, that the Participant does not release, discharge or waive (w) any rights to payments and benefits provided under the Plan that are contingent upon the execution by the Participant of this Release, (x) any right the Participant may have to enforce this Release or the Plan, (y) the Participant’s eligibility for indemnification in accordance with the Company’s certificate of incorporation, bylaws or other corporate governance document, or any applicable insurance policy, with respect to any liability he or she incurred or might incur as an employee, officer or director of the Company, or (z) any claims for accrued, vested benefits under any long-term incentive, employee benefit or retirement plan of the Company subject to the terms and conditions of such plan and applicable law including, without limitation, any such claims under the Employee Retirement Income Security Act of 1974, as amended. This Section 2(a)

does not apply to any Claims that the Participant Parties may have as of the date the Participant signs this Release arising under the Federal Age Discrimination in Employment Act of 1967, as amended, and the applicable rules and regulations promulgated thereunder (“ADEA”). Claims arising under ADEA are addressed in Section 2(b) of this Release.
(b)    Participant’s Specific Release of ADEA Claims. In further consideration of the payments and benefits provided to the Participant under the Plan, the Participant Parties hereby unconditionally release and forever discharge the Company Parties from any and all Claims that the Participant Parties may have as of the date the Participant signs this Release arising under ADEA. By signing this Release, the Participant hereby acknowledges and confirms the following: (i) the Participant was advised by the Company in connection with his or her termination to consult with an attorney of his or her choice prior to signing this Release and to have such attorney explain to the Participant the terms of this Release, including, without limitation, the terms relating to the Participant’s release of claims arising under ADEA, and the Participant has in fact consulted with an attorney; (ii) the Participant was given a period of not fewer than [21 days][45 days, to the extent required by ADEA,] to consider the terms of this Release and to consult with an attorney of his or her choosing with respect thereto; and (iii) the Participant knowingly and voluntarily accepts the terms of this Release. The Participant also understands that he or she has seven days following the date on which he or she signs this Release (the “Revocation Period”) within which to revoke the release contained in this paragraph, by providing the Company a written notice of his or her revocation of the release and waiver contained in this paragraph. No such revocation by the Participant shall be effective unless it is in writing and signed by the Participant and received by the Company prior to the expiration of the Revocation Period.
3.    Company Release. The Company, for itself and on behalf of the Company Parties, hereby irrevocably and unconditionally releases and forever discharges the Participant Parties from any and all Claims, including, without limitation, any Claims under any federal, state, local or foreign law, that the Company Parties may have, or in the future may possess, arising out of (a) the Participant’s employment relationship with and service as an employee, officer or director of the Company, and the termination of such relationship or service, and (b) any event, condition, circumstance or obligation that occurred, existed or arose on or prior to the date hereof, excepting any Claim which would constitute or result from conduct by the Participant that would constitute a crime under applicable state or federal law; provided, however, notwithstanding the generality of the foregoing, nothing herein shall be deemed to release the Participant Parties from (x) any rights or claims of the Company arising out of or attributable to (A) the Participant’s actions or omissions involving or arising from fraud, deceit, theft or intentional or grossly negligent violations of law, rule or statute while employed by the Company and (B) the Participant’s actions or omissions taken or not taken in bad faith with respect to the Company; and (y) the Participant or any other Participant Party’s obligations under this Release or the Plan.
4.    No Assignment. The parties represent and warrant that they have not assigned any of the Claims being released under this Release.
5.    Proceedings.
(a)    General Agreement Relating to Proceedings. The parties represent and warrant that they have not filed, and they agree not to initiate or cause to be initiated on their behalf, any complaint, charge, or claim against the other party before any local, state or federal agency, court or other body relating to the Participant’s employment or the termination thereof, other than with respect to any claim that is not released hereunder including with respect to the obligations of the Company to the Participant and the Participant to the Company under the Plan (each, individually, a “Proceeding”), and each party agrees not to participate voluntarily in any Proceeding. The parties waive any right they may have to benefit in any manner from any relief (whether monetary or otherwise) arising out of any Proceeding.

(b)    Proceedings Under ADEA. Section 5(a) shall not preclude the Participant from filing any complaint, charge or claim challenging the validity of the Participant’s waiver of Claims arising under ADEA (which is set forth in Section 2(b) of this Release). However, both the Participant and the Company confirm their belief that the Participant’s waiver of claims under ADEA is valid and enforceable, and that their intention is that all claims under ADEA will be waived.
(c)    Certain Administrative Proceedings. In addition, Section 5(a) shall not preclude the Participant from filing a charge with or participating in any administrative investigation or proceeding by the Equal Employment Opportunity Commission or another Fair Employment Practices agency. The Participant is, however, waiving his or her right to recover money in connection with any such charge or investigation. The Participant is also waiving his or her right to recover money in connection with any charge filed by any other entity or individual, or by any federal, state or local agency.
6.    Remedies.
(a)    Each of the parties understands that by entering into this Release such party will be limiting the availability of certain remedies that such party may have against the other party and such party’s ability to pursue certain claims against the other party.
(b)    Each of the parties acknowledges and agrees that the remedies at law available to such party for breach of any of the obligations under this Release would be inadequate and that damages flowing from such a breach may not readily be susceptible to being measured in monetary terms. Accordingly, each of the parties acknowledges, consents and agrees that, in addition to any other rights or remedies that such party may have at law or in equity, such party shall be entitled to seek a temporary restraining order or a preliminary or permanent injunction, or both, without bond or security, restraining the other party from breaching its obligations under this Release. Such injunctive relief in any court shall be available to the relevant party, in lieu of, or prior to or pending determination in, any arbitration proceeding.
7.    Cooperation. From and after the Termination Date, the Participant shall cooperate in all reasonable respects with the Company, its affiliates and subsidiaries and their respective directors, officers, attorneys and experts in connection with the conduct of any action, proceeding, investigation or litigation involving the Company or any of its affiliates or subsidiaries, including any such action, proceeding, investigation or litigation in which the Participant is called to testify.
8.    Unfavorable Comments.
(a)    Public Comments by the Participant. The Participant agrees to refrain from making, directly or indirectly, now or at any time in the future, whether in writing, orally or electronically: (i) any derogatory comment concerning the Company, its affiliates or subsidiaries or any of their current or former directors, officers, employees or shareholders, or (ii) any other comment that could reasonably be expected to be detrimental to the business or financial prospects or reputation of the Company or any of its affiliates or subsidiaries.
(b)    Public Comments by the Company. The Company agrees to instruct its directors and employees to refrain from making, directly or indirectly, now or at any time in the future, whether in writing, orally or electronically: (i) any derogatory comment concerning the Participant, or (ii) any other comment that could reasonably be expected to be detrimental to the Participant’s business or financial prospects or reputation.

9.    Severability Clause. In the event any provision or part of this Release is found to be invalid or unenforceable, only that particular provision or part so found, and not the entire Release, will be inoperative.
10.    Non-admission. Nothing contained in this Release will be deemed or construed as an admission of wrongdoing or liability on the part of the Company or the Participant.
11.    Governing Law. All matters affecting this Release, including the validity thereof, are to be governed by, and interpreted and construed in accordance with, the laws of the State of Michigan applicable to contracts executed in and to be performed in that State.
THE PARTICIPANT ACKNOWLEDGES THAT HE OR SHE HAS READ THIS RELEASE, THAT HE OR SHE HAS REVIEWED IT WITH AND OBTAINED THE ADVICE OF COUNSEL AND THAT HE OR SHE FULLY KNOWS, UNDERSTANDS AND APPRECIATES ITS CONTENTS, AND THAT HE OR SHE HEREBY EXECUTES THE SAME AND MAKES THIS RELEASE AND THE RELEASES PROVIDED FOR HEREIN VOLUNTARILY AND OF HIS OR HER OWN FREE WILL.
IN WITNESS WHEREOF, the parties have executed this Release as of the date first set forth above.
AMERICAN AXLE & MANUFACTURING HOLDINGS, INC.

By:

PARTICIPANT
By: